Exhibit 99.1

Applied Therapeutics Announces Full Data and Scientific Presentations from the Pivotal Phase 2 ACTION-Galactosemia Trial

AT-007 demonstrated rapid and sustained reduction in toxic galactitol levels with no accompanying increase in galactose

Positive trend on MRI outcomes, including indirect measures of edema, neuronal health and brain galactitol levels in AT-007-treated patients

40 mg/kg dose of AT-007 was well-tolerated with no drug-related adverse events reported in healthy volunteers; evaluation of 40 mg/kg dose in Galactosemia patients remains ongoing

NEW YORK, April 21, 2020 - Applied Therapeutics, Inc. (Nasdaq: APLT), a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need, today announced new data and scientific presentations from the pivotal Phase 2 ACTION-Galactosemia trial. The full study data, originally planned to be presented at the Society for Inherited Metabolic Disorders conference this week, will be available on the company’s website.

•	Slides from the presentation “Development of AT-007 for the treatment of Galactosemia”, presented by Riccardo Perfetti, MD, PhD, Chief Medical Officer of Applied Therapeutics, will be made available today, April 21, at 8:00 a.m. EDT on the Events page under the Investor Relations section of the Applied Therapeutics website at www.appliedtherapeutics.com. Key data from the presentation are summarized below.

•	A Galactosemia Educational Symposium for healthcare providers hosted by Applied Therapeutics will be webcast with a live Q&A moderated by Eva Morava, MD, PhD, Professor of Clinical Genomics, Mayo Clinic, on April 27 at 1:00 p.m. EDT. The live event will be available on the Presentations & Publications section of the Applied Therapeutics website at www.appliedtherapeutics.com. A replay of the call will be available on the Applied Therapeutics website approximately two hours after the completion of the call and will be archived for 30 days.

The double-blind placebo-controlled ACTION-Galactosemia trial evaluated safety and pharmacokinetics of AT-007, a Central Nervous System (CNS) penetrant Aldose Reductase Inhibitor (ARI) in healthy volunteers, as well as safety, pharmacokinetics, and efficacy biomarkers in adult Galactosemia patients. The key biomarker outcome of the study was reduction in galactitol, an aberrant toxic metabolite of galactose, formed by Aldose Reductase in Galactosemia patients. Accumulation of galactitol causes long-term complications ranging from CNS dysfunction to cataracts.

“We are pleased to share the full results of ACTION-Galactosemia,” said Riccardo Perfetti, MD, PhD, Chief Medical Officer of Applied Therapeutics. “Patients with this devastating disease experience life-long accumulation of galactitol in the CNS and in other tissues, and our data demonstrates rapid and sustained reduction in this toxic metabolite.”

“We remain steadfast in our commitment to bring this treatment to patients as quickly as possible, and understand the urgency to potentially prevent worsening of disease in adults and onset of disease-related complications in children,” said Shoshana Shendelman, PhD, Founder and CEO of Applied Therapeutics. “We look forward to initiating a pediatric study in Q2 and remain on track to submit an NDA later this year.”

Galactitol Reduction

As previously announced, once-daily 20mg/kg AT-007 reduced galactitol levels by approximately 50% in Galactosemia patients. Reduction in galactitol levels was rapid (within 6 days of consecutive AT-007 treatment) and sustained throughout the treatment period of 27 days. Reduction in galactitol from baseline was statistically significant at the 20mg/kg vs placebo (p<0.01). The lower dose tested, 5mg/kg, demonstrated a similar trend in reducing galactitol levels approximately 20% from baseline (p=NS from placebo).

Other Galactose Metabolites

Reduction in galactitol was not accompanied by any increase in galactose. This data confirms that reduction of the toxic metabolite galactitol through Aldose Reductase inhibition does not result in derangement of other metabolites in the galactose pathway as previously demonstrated in animal models of Galactosemia.

MRI/MRS Data

Patients treated with AT-007 (once-daily over 27 days) demonstrated a positive trend in MRI outcomes, specifically on measures of edema and overall neuronal health. AT-007 treated patients demonstrated improvement in ventricular volume, a measure of edema, which has been shown to occur in the brain of Galactosemia patients due to osmotic dysregulation caused by galactitol. Patients treated with AT-007 also demonstrated improvements in N-acetyl-aspartate, a marker of neuronal health. Galactitol was visible on MRI in the brain of all patients at baseline, and a positive trend toward decreased brain galactitol levels in AT-007 treated patients was observed by quantitative MR Spectroscopy (MRS).

40mg/kg Data

As no drug-related adverse events were seen at the once-daily 20mg/kg dose, a once-daily 40mg/kg dose was subsequently studied in healthy volunteers and is ongoing in Galactosemia patients. The 40mg/kg dose was safe and well tolerated. Evaluation of once-daily 40mg/kg AT-007 in Galactosemia patients remains ongoing and this data will be shared when available.

Safety

No drug-related adverse events were reported at any dose of AT-007 in ACTION-Galactosemia. This robust safety data includes all 80 healthy volunteers and 8 adult Galactosemia patients who received active drug during the core study.

Future Development

A 90-day safety extension study for ACTION-Galactosemia is ongoing. The extension study is open to patients from the core study and to new adult Galactosemia patients. A pediatric study with a safety and biomarker design similar to ACTION-Galactosemia is planned to commence in Q2 of this year. Both the extension study and the pediatric study are designed to incorporate primarily home health visits in order to limit travel and risk of exposure to COVID-19. More information on the pediatric study will be shared in coming weeks.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need. The Company’s lead drug candidate, AT-007, is a novel central nervous system penetrant aldose reductase inhibitor (ARI) for the treatment of Galactosemia, a rare pediatric metabolic disease. The Company initiated a Phase 1/2 clinical trial in June 2019 and read out positive top-line biomarker data in adult Galactosemia patients in January of 2020. The Company is also developing AT-001, a novel potent ARI that is being developed for the treatment of Diabetic Cardiomyopathy, or DbCM, a fatal fibrosis of the heart. The Company initiated a Phase 3 registrational study in DbCM in September 2019. The preclinical pipeline also includes AT-003, an ARI designed to cross through the back of the eye when dosed orally, for the treatment of diabetic retinopathy, expected to advance into a Phase 1 study in 2020, as well as novel dual PI3k inhibitors in preclinical development for orphan oncology indications.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) our plan to move quickly towards regulatory filing following our pivotal Phase 2 ACTION-Galactosemia study, while preparing for Galactosemia commercial launch and growing our organization, (ii) the design, scope and results of our clinical trials, (iii) the timing of the initiation and completion of our clinical trials, (iv) the likelihood that data from our clinical trials will support future development of our product candidates, and (v) the likelihood of obtaining regulatory approval of our product candidates and qualifying for any special designations, such as orphan drug designation. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, (i) our plans to develop and commercialize our product candidates, (ii) the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs, (iii) our ability to take advantage of expedited regulatory pathways for any of our product candidates, (iv) our estimates regarding expenses, future revenue, capital requirements and needs for additional financing, (v) our ability to successfully acquire or license additional product candidates on reasonable terms, (vi) our ability to maintain and establish collaborations or obtain additional funding, (vii) our ability to obtain regulatory approval of our current and future product candidates, (viii) our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates, (ix) our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources, (x) the implementation of our business model and strategic plans for our business and product candidates, (xi) our intellectual property position and the duration of our patent rights, (xii) developments or disputes concerning our intellectual property or other proprietary rights, (xiii) our expectations regarding government and third-party payor coverage and reimbursement, (xiv) our ability to compete in the markets we serve, (xv) the impact of government laws and regulations and liabilities thereunder, (xvi) developments relating to our competitors and our industry, (xvii) the impact of the COVID-19 pandemic on the timing and progress of our ongoing clinical trials and our business in general and (xviii) other factors that may impact our financial results. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contacts

Investors:

Maeve Conneighton

(212) 600-1902 or

appliedtherapeutics@argotpartners.com

Media:

Trammy Lai

917.297.5956

media@appliedtherapeutics.com